EXHIBIT 99.1

                Wire One Completes $4.9 Million Private Placement

HILLSIDE, N.J. - December 17, 2002 - Wire One Technologies, Inc. [NASDAQ: WONE], a provider of video communications solutions, today announced that it has completed the sale of $4,888,000 of 8% convertible debentures in a private placement transaction. The Company plans to use the net proceeds of approximately $4.5 million for general corporate purposes, including the continuing development and marketing of its award-winning GlowpointSM network.

The debentures, which are convertible into shares of Wire One common stock at $2.40 per share (or approximately 2,037,000 shares), are subordinate to the Company's credit facility with J. P. Morgan Chase Bank. The debentures mature in February 2004, or 90 days following the expiration (in May 2005) or earlier termination of the credit facility, whichever is later. The Company has the option of paying interest on the debentures in the form of either cash or Wire One stock. The debentures will automatically convert into common stock if Wire One shares trade above $4.80 for 10 consecutive trading days. If the Company elects to prepay the debentures prior to maturity, the holders may instead elect to convert the debentures into common stock, in which event the holders will receive, in addition to the shares issuable upon the conversion, the remaining interest payable under the debentures through maturity, payable in the form of common stock based upon the conversion price.

In connection with their purchase of the debentures, the investors received five-year warrants to purchase up to approximately 815,000 shares of Wire One common stock at an exercise price of $3.25 per share, subject to customary anti-dilution adjustments. The Company plans to register, under Form S-3, all of the shares issuable upon any conversion of the debentures and any exercise of the warrants, as well as any shares paid to the debenture holders as interest on the debentures.

Wire One Technologies, Inc.

Wire One Technologies, Inc. is a leading full-service provider of a complete range of video communications solutions, including GlowpointSM, the first IP-based subscriber network dedicated to video communications. The company, which is the first video communications provider to receive Frost & Sullivan's Market Engineering Service Innovation Award, is a leading integrator for major video communications manufacturers, including Cisco Systems, Polycom, Inc., RADVISION, Sony, VCON and VTEL. Wire One's Glowpoint network utilizes an IP backbone and achieves last mile connectivity through a variety of solutions, including DSL, T1 and Optical Ethernet. Wire One's installed customer base includes more than 3,000 companies with approximately 20,000 videoconferencing systems in the commercial, federal and state government, medical and education marketplaces nationwide and across the globe.

The statements contained herein, other than historical information, are or may be deemed to be forward-looking statements and involve factors, risks and uncertainties that may cause actual results in future periods to differ materially from such statements. These factors, risks and uncertainties include market acceptance and availability of new products and services; the nonexclusive and terminable-at-will nature of reseller agreements with manufacturers; rapid technological change affecting products and services; the impact of competitive products and
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services, as well as competition from other resellers and service providers;
possible delays in the shipment of new products; and the availability of sufficient financial resources to enable the Company to expand its operations and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

WIRE ONE, GLOWPOINT and SCHEDULEPOINT are service marks of Wire One Technologies, Inc. All other marks are trademarks or service marks of their respective owners.

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                                    Contacts:

                           Wire One Technologies, Inc.
                                  Chris Zigmont
                                       CFO
                             (603) 898-0800 ext. 218
                          investorrelations@wireone.com

                        Stewart Lewack, Robert Rinderman
                         Jaffoni & Collins Incorporated
                                 (212) 835-8500
                                  wone@jcir.com